Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 (File No. 333-187846) of Hemisphere Media Group, Inc. (the “Company”) of our report dated April 1, 2014, relating to the audits of the consolidated financial statements of MW Channel Operations LLC and Subsidiaries, the consolidated balance sheets as of December 31, 2013 and 2012, and the related consolidated statements of income, changes in equity, and cash flows for the years then ended, and the related notes to the consolidated financial statements appearing in this Current Report on Form 8-K of the Company.

/s/ Morrison, Brown, Argiz & Farra, LLC

Miami, Florida

April 1, 2014